EXHIBIT 99.1

THOR Industries Announces Third Quarter Fiscal 2024 Results

CONTINUES DISCIPLINED APPROACH IN SOFT RETAIL ENVIRONMENT, ADJUSTS GUIDANCE TO REFLECT CURRENT MARKET CONDITIONS

Fiscal Third Quarter 2024 Highlights

  Consolidated net sales for the third quarter were $2.80 billion.
  Consolidated gross profit margin for the third quarter was 15.1%.
  Net income attributable to THOR Industries, Inc. and diluted earnings per share for the third quarter of fiscal 2024 were $114.5 million and $2.13, respectively.
  The Company revised its full-year fiscal 2024 guidance to a consolidated net sales range of $9.8 billion to $10.1 billion, gross margin range of 13.75% to 14.0% and diluted earnings per share range of $4.50 to $4.75.

ELKHART, Ind., June 05, 2024 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its third fiscal quarter ended April 30, 2024.

“We are proud of our teams’ performance as they have executed our variable cost model and driven operating efficiencies and enabled THOR to perform relatively well in a difficult market. Indicators of the long-term prospects for our industry remain very positive; accordingly, we remain very confident in the long-term outlook for our industry and for THOR,” offered Bob Martin, President and CEO of THOR Industries.

“In our fiscal third quarter, our independent dealers experienced increased retail activity during the Spring selling season; however, conversion to sales remained difficult in light of the economic pressures on retail buyers. Faced with elevated floor plan interest rates, our independent dealers remain understandably cautious with their ordering patterns; consequently, our independent dealer inventory levels remain suppressed. Given the macroeconomic conditions, we see this cautious approach as healthy for our industry and maintain our confidence in a robust return of our top and bottom line performance once macro pressures subside. Until a strong market does return, we will continue to be disciplined with production and will continue to work with our independent dealers to maintain a steady, albeit depressed, retail pull-through by focusing our production on floorplans and price points that resonate with consumers in the current environment. Our dealers have been great partners with us through this cycle and, together, we will continue to successfully navigate a prolonged challenging market,” added Martin.

Third-Quarter Financial Results

Consolidated net sales were $2.80 billion in the third quarter of fiscal 2024, compared to $2.93 billion for the third quarter of fiscal 2023.

Consolidated gross profit margin for the third quarter of fiscal 2024 was 15.1%, an increase of 30 basis points when compared to the third quarter of fiscal 2023.

Net income attributable to THOR Industries, Inc. and diluted earnings per share for the third quarter of fiscal 2024 were $114.5 million and $2.13, respectively, compared to $120.7 million and $2.24, respectively, for the third quarter of fiscal 2023.

THOR’s consolidated results were primarily driven by the results of its individual reportable segments as noted below.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2024	2023		2024	2023
Net Sales	$1,071,393	$1,124,410	(4.7)	$2,747,815	$3,271,967	(16.0)
Gross Profit	$138,103	$143,988	(4.1)	$310,011	$392,717	(21.1)
Gross Profit Margin %	12.9	12.8		11.3	12.0
Income Before Income Taxes	$68,409	$77,583	(11.8)	$118,319	$181,471	(34.8)

	As of April 30,		% Change
($ in thousands)	2024	2023
Order Backlog	$741,302	$757,127	(2.1)
  North American Towable RV net sales were down 4.7% for the third quarter of fiscal 2024 compared to the prior-year period, driven by a 15.1% increase in unit shipments offset by a 19.8% decrease in the overall net price per unit. The decrease in the overall net price per unit was primarily due to the combined impact of a shift in product mix toward our lower-cost travel trailers and more moderately-priced units along with sales price reductions compared to the prior-year period.
  North American Towable RV gross profit margin was 12.9% for the third quarter of fiscal 2024, compared to 12.8% in the prior-year period. The increase in gross profit margin was primarily driven by a decrease in the material cost percentage due to the combined favorable impacts of lower discounting, cost-saving initiatives and product mix changes.
  North American Towable RV income before income taxes for the third quarter of fiscal 2024 was $68.4 million, compared to $77.6 million in the third quarter of fiscal 2023. This decrease was driven primarily by the decrease in North American Towable RV net sales.

North American Motorized RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2024	2023		2024	2023
Net Sales	$646,948	$795,940	(18.7)	$1,928,531	$2,658,042	(27.4)
Gross Profit	$71,753	$93,307	(23.1)	$211,866	$386,254	(45.1)
Gross Profit Margin %	11.1	11.7		11.0	14.5
Income Before Income Taxes	$33,172	$48,186	(31.2)	$96,684	$234,163	(58.7)

	As of April 30,		% Change
($ in thousands)	2024	2023
Order Backlog	$925,829	$1,263,071	(26.7)
  North American Motorized RV net sales decreased 18.7% for the third quarter of fiscal 2024 compared to the prior-year period. The decrease was primarily due to a 20.0% reduction in unit shipments, as current dealer and consumer demand has softened in comparison to the prior-year period, offset by a 1.3% increase in net sales due to changes in product mix and net price per unit.
  North American Motorized RV gross profit margin was 11.1% for the third quarter of fiscal 2024, compared to 11.7% in the prior-year period. The decrease in the gross profit margin for the third quarter of fiscal 2024 was primarily driven by the decreased net sales volume along with increased sales discounts and chassis costs.
  North American Motorized RV income before income taxes for the third quarter of fiscal 2024 decreased to $33.2 million compared to $48.2 million in the prior-year period, driven by the decrease in net sales and the decline in the gross margin percentage.

European RVs

($ in thousands)	Three Months Ended April 30,		% Change	Nine Months Ended April 30,		% Change
	2024	2023		2024	2023
Net Sales	$931,061	$866,751	7.4	$2,421,556	$2,017,991	20.0
Gross Profit	$162,915	$151,780	7.3	$405,068	$312,075	29.8
Gross Profit Margin %	17.5	17.5		16.7	15.5
Income Before Income Taxes	$77,382	$72,401	6.9	$144,206	$77,948	85.0

	As of April 30,		% Change
($ in thousands)	2024	2023
Order Backlog	$1,935,119	$3,474,324	(44.3)
  European RV net sales increased 7.4% for the third quarter of fiscal 2024 compared to the prior-year period, driven by a 1.5% decrease in unit shipments and an 8.9% increase in the overall net price per unit due to the total combined impact of changes in product mix and price. The overall net price per unit increase of 8.9% includes no impact from foreign currency exchange rate changes as rates were consistent for the two periods.
  European RV gross profit margin remained constant at 17.5% of net sales for the third quarter of fiscal 2024 compared to the prior-year period, primarily due to slight improvements in labor and warranty cost percentages being mostly offset by a slight increase in material costs due to increased sales discounting.
  European RV income before income taxes for the third quarter of fiscal 2024 was $77.4 million compared to income before income taxes of $72.4 million during the third quarter of fiscal 2023, with the improvement driven primarily by the increased net sales compared to the prior-year period.

Management Commentary

“As anticipated, our third quarter of fiscal year 2024 experienced a similar inflection as compared to our third quarter of fiscal year 2023 as seasonality provided a boost to our top and bottom lines. On a year-over-year basis, our fiscal third quarter saw a consolidated net sales decline of 4.4% while net income before taxes decreased just 20 basis points as a percentage of sales,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“In North America, our teams executed to plan by remaining prudent with production and continuing to maximize operating efficiencies as we leveraged our variable cost model, resulting in stronger than anticipated top and bottom line performance relative to the market. During the fiscal quarter, we continued to focus on aligning production with retail demand. Our teams have been successful in assisting dealers with driving down their inventory to levels that position both our independent dealers and THOR to be able to maintain performance during a prolonged down cycle and to excel when a stronger market inevitably returns. As we look ahead to our fiscal fourth quarter and the coming model year change, we will continue to be aggressive in working with our dealer partners to keep inventories fresh. Given the challenging retail environment that will persist in our fourth fiscal quarter, we anticipate that increased promotional activity will impact the quarterly margins but will also function to maintain the favorable dealer inventory conditions that we’ve worked hard to achieve during the prolonged down cycle.

“Our European team continues to perform well for the enterprise. As we reported last quarter, our European independent dealer inventories were right-sized by the end of our fiscal second quarter, making the successful third quarter from our European segment particularly meaningful. Fiscal third quarter net sales for our European segment increased 7.4% against a strong prior year quarter while net income before income taxes remained relatively consistent at 8.3% of net sales. The ability to sustain this level of profitability in a normalized inventory environment is a testament to our European team’s success at executing its plan to drive sustainable operating efficiency and to produce products that resonate with retail customers. Importantly over the third fiscal quarter, our European segment has shown positive signs of regaining Motorcaravan and Campervan market share that had been lost in the prior year due to a disproportionate impact from the chassis shortage. Through the first three months of calendar year 2024, our European Motorcaravan and Campervan market share stands at 25.6% as compared to 20.9% for the full calendar year 2023. Europe continues to buoy THOR’s consolidated performance through this down cycle which reaffirms the value of our geographic market diversification strategy that was central to our acquisition of the Erwin Hymer Group in fiscal 2019. This geographic diversification is an important element of THOR’s value proposition,” concluded Woelfer.

“Throughout the quarter, we had strong cash generation, exceeding $250.0 million of cash from operations. With the cash generated, we continued to execute our transparent capital allocation strategy as we paid down approximately $161.4 million in debt and repurchased 126,754 shares of our outstanding stock. Capital expenditures in the third fiscal quarter totaled $27.2 million, bringing our nine-month total to just over $106 million. In addition to maintenance, our capital expenditure spend has been focused on bringing the Poland operation of our European RV Segment fully online and adding capacity and expanding our product lineup at Airxcel. Importantly, as the challenging market lingers longer than expected, we have materially reduced our capital investments from our initial forecast and have focused on funding more time-sensitive initiatives like the aforementioned investments necessary to expand Airxcel’s product offerings. Our liquidity remains a unique strength within the industry. On April 30, 2024, we had liquidity of approximately $1.37 billion, including approximately $371.8 million in cash on hand and approximately $998.0 million available under our asset-based revolving credit facility. As we continue to navigate a dynamic market, our financial strength and robust cash generation profile continue to enable us to perform well relative to the market conditions and to execute on our long-term strategic plan,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

Outlook

“As we discussed last quarter, we expected a seasonal lift to our top and bottom lines in our fiscal third quarter. As we exit that quarter, we are mindful that we also exit the prime selling season of our industry. Macroeconomic conditions remain a headwind to our markets. Additionally, this summer, consistent with normal industry practice, we will introduce a new model year lineup. As that happens, we will remain focused on ensuring that dealer inventory remains fresh. We are also going to maintain operational discipline and will not chase temporary market share gains that require excessive degradation to our margins and the value of our brands. Accordingly, the confluence of these factors will impact our fiscal fourth quarter,” said Martin.

“We have experienced many of these down cycles in our history. That history demonstrates that our experience in managing through cycles creates opportunity for THOR. This cycle is no different – challenging in the short-term with opportunity in the longer-term. At times like this, we also materially benefit from being purely an RV company which allows us to focus on maximizing our performance in our market without having to simultaneously face the challenges from other markets. We execute to our down cycle playbook and leverage our deep bench of talented and experienced teams when macro conditions present a challenging market. Our operating model enables us to generate cash even during a difficult market. As we have done that this year, we have returned value to our shareholders by staying true to our capital allocation strategy by investing in our business, managing our debt conservatively, buying back over 454,000 shares of our stock and raising our dividend,” added Woelfer.

“Although the near-term environment remains challenging, we continue to be very optimistic about global consumer interest in the RV lifestyle and long-term demand for our products. Our strong financial position and status as the global leader in the RV industry enables THOR to meet the challenges of the current market and positions the Company for success in the longer term. While we are realistic about the market we currently face, we are likewise realistic with our optimism for the future of the Company. That optimism is based in the fundamentals of our business, our people, our long-term strategies and an undeniably robust interest in the RV lifestyle on a global basis,” added Martin.

Fiscal 2024 Guidance

The Company’s fiscal 2024 guidance has been revised to reflect challenging market conditions that have persisted into the fourth quarter of fiscal 2024. Based on current North American order intake levels through the end of May, the Company is lowering its guidance ranges to reflect a lowered fiscal year 2024 North American industry wholesale shipment range of between 315,000 and 325,000 units, which is more conservative than our previous shipment range of between 330,000 and 340,000 units.

For fiscal 2024, the Company’s updated full-year guidance now includes:

  Consolidated net sales in the range of $9.8 billion to $10.1 billion (previously $10.0 billion to $10.5 billion)
  Consolidated gross profit margin in the range of 13.75% to 14.0% (previously 14.0% to 14.5%)
  Diluted earnings per share in the range of $4.50 to $4.75 (previously $5.00 to $5.50)

“The prolonged market downturn has persisted longer than we and most others in and around the industry anticipated as the macro challenges continue to impact our independent dealers and consumers. We believe that this persistence will restrict both our top and bottom lines for our fiscal fourth quarter. Our realistic view of our fiscal fourth quarter necessitates a reduction in our previous guidance forecasted after our fiscal second quarter,” concluded Martin.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law (including recent and pending tax-law changes implementing new, widely adopted "Pillar II" tax principles) and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations (including the Securities and Exchange Commission's ("SEC") final climate rules and litigation regarding its enforceabilty) in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2024 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2024 AND 2023
($000’s except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2024	% Net Sales(1)	2023	% Net Sales(1)	2024	% Net Sales(1)	2023	% Net Sales(1)

Net sales	$2,801,113		$2,928,820		$7,509,241		$8,383,539

Gross profit	$421,852	15.1%	$432,637	14.8%	$1,050,631	14.0%	$1,202,048	14.3%

Selling, general and administrative expenses	226,515	8.1%	210,044	7.2%	664,536	8.8%	660,411	7.9%

Amortization of intangible assets	32,316	1.2%	35,113	1.2%	97,124	1.3%	105,531	1.3%

Interest expense, net	21,830	0.8%	26,362	0.9%	70,256	0.9%	74,802	0.9%

Other income, net	1,159	—%	(5,667)	(0.2)%	3,111	—%	6,136	0.1%

Income before income taxes	142,350	5.1%	155,451	5.3%	221,826	3.0%	367,440	4.4%

Income tax provision	28,773	1.0%	35,722	1.2%	47,890	0.6%	84,482	1.0%

Net income	113,577	4.1%	119,729	4.1%	173,936	2.3%	282,958	3.4%

Less: Net loss attributable to non-controlling interests	(934)	—%	(990)	—%	(1,357)	—%	(1,026)	—%

Net income attributable to THOR Industries, Inc.	$114,511	4.1%	$120,719	4.1%	$175,293	2.3%	$283,984	3.4%

Earnings per common share
Basic	$2.15		$2.26		$3.29		$5.30
Diluted	$2.13		$2.24		$3.26		$5.27

Weighted-avg. common shares outstanding – basic	53,310,318		53,425,379		53,309,546		53,534,746
Weighted-avg. common shares outstanding – diluted	53,722,154		53,820,400		53,742,146		53,854,542

(1)Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	April 30, 2024	July 31, 2023		April 30, 2024	July 31, 2023
Cash and equivalents	$371,819	$441,232	Current liabilities	$1,739,095	$1,716,482
Accounts receivable, net	830,010	643,219	Long-term debt, net	1,209,054	1,291,311
Inventories, net	1,578,147	1,653,070	Other long-term liabilities	261,701	269,639
Prepaid income taxes, expenses and other	90,273	56,059	Stockholders’ equity	4,008,347	3,983,398
Total current assets	2,870,249	2,793,580
Property, plant & equipment, net	1,379,541	1,387,808
Goodwill	1,777,335	1,800,422
Amortizable intangible assets, net	889,373	996,979
Equity investments and other, net	301,699	282,041
Total	$7,218,197	$7,260,830		$7,218,197	$7,260,830

Contact:

Jeff Tryka, CFA
Lambert Global
616-295-2509
jtryka@lambert.com